Exhibit 99.1

STOCKERYALE, INC. COMMENCES CASH TAKEOVER BID FOR VIRTEK

VISION INTERNATIONAL COMMON SHARES

Virtek institutional shareholders representing 17.5% of Virtek’s outstanding shares enter into support agreements with StockerYale

Salem, NH, June 27, 2008 – StockerYale, Inc. (Nasdaq: STKR) today announced the commencement of a cash takeover bid for all of the outstanding Common Shares of Virtek Vision International Inc. (TSX: VRK) for CDN$0.65 per share through its newly formed acquisition subsidiary, StockerYale Waterloo Acquisition Inc. Virtek institutional shareholders holding a combined 17.5% of Virtek’s outstanding shares, including its largest shareholder, Howson Tattersall Investment Counsel Limited, have entered into agreements with StockerYale to tender their shares to the takeover bid.

StockerYale’s offer represents (i) a 48% premium above the closing trading price of Virtek’s Common Shares of CDN$0.44 on May 13, 2008, the day StockerYale first made an offer to the Board of Directors of Virtek, (ii) a 20% premium above yesterday’s CDN$0.54 closing price, (iii) a 59% premium above the 30-day average closing price of the Common Shares ended May 13, 2008 and (iv) a 63% premium above the 90-day average closing price ended May 13, 2008.

The takeover bid is subject to a number of conditions, including the waiver or otherwise non-application to the takeover bid of the shareholder rights plan recently adopted by Virtek’s board of directors, StockerYale’s determination that no material adverse change has occurred respecting Virtek’s business or financial condition and a minimum 66 2/3% tender condition.

If at least 66 2/3%, but less than 90%, of Virtek’s issued and outstanding Common Shares are tendered to the bid, StockerYale intends to acquire any remaining Common Shares through a second step transaction for the same consideration per share as that offered under the bid.

As was previously disclosed, on May 13, 2008, StockerYale made an offer to the Virtek Board of Directors to acquire all of the issued and outstanding shares of Virtek Common Shares for consideration of CDN$0.65 per share, representing a total purchase price of approximately CDN$22 million. StockerYale’s original proposal would have provided the Virtek shareholders with approximately 7,790,000 shares of StockerYale common stock (representing approximately 19.9% of StockerYale’s outstanding common stock) and the remainder of the purchase price in cash.

On June 16, 2008, StockerYale announced its plans to pursue one of two transactions to acquire Virtek:

•	An acquisition of Virtek Common Shares for CDN$0.70 made up of a combination of cash and StockerYale stock after reaching agreement with Virtek’s Board of Directors.

•	In the absence of an agreement with Virtek’s Board of Directors, a takeover bid for 100% of the issued and outstanding Virtek Common Shares for CDN$0.65 per share in cash.

Virtek’s board of directors rejected StockerYale’s previous attempts to pursue a negotiated transaction.

StockerYale noted that its offer has been unanimously approved by its Board of Directors. StockerYale’s offer is not conditional on financing or the completion of due diligence. StockerYale has received commitments for an all-debt financing that is sufficient to consummate the transaction.

This takeover bid is set to expire at 11:59 p.m. Toronto time on August 1, 2008, unless extended.

BRL Law Group LLC and Ogilvy Renault LLP are the Company’s legal counsel. The information agent for the offer is The Laurel Hill Advisory Group, which may be contacted toll-free at (888) 211-2293.

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements, which address a variety of subjects including, for example, the likelihood that the proposed transaction will be consummated; the expected benefits of the transaction, the expected financial contribution of Virtek, the expected synergies to occur and the expansion of capabilities expected to occur as a result of the proposed transaction. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale’s ability to reach agreement with Virtek, the final terms of any agreement may differ from StockerYale’s initial offer and Virtek’s and StockerYale’s ability to obtain all necessary approvals and consents to complete the proposed transaction; StockerYale’s ability to achieve the synergies and value creation contemplated by the proposed transaction; StockerYale’s ability to promptly and effectively integrate the businesses of Virtek and StockerYale; and the diversion of management time on transaction-related issues. StockerYale’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology and medical industries; demand for our clients’ products; StockerYale’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale’s cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale’s financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale competes. For a detailed discussion of cautionary statements that may affect StockerYale’s future results of operations and financial results, please refer to StockerYale’s filings with the Securities and Exchange Commission, including StockerYale’s most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contact:

The Piacente Group, Inc.

Sanjay M. Hurry, 212-481-2050

Investor Relations Counsel, StockerYale

sanjay@tpg-ir.com